Exhibit 10.3

NOTE: Certain information has been excluded from this exhibit because it is both (i) not material and (ii) would likely be competitively harmful if publicly disclosed. Such excluded information has been marked at the appropriate place with brackets and three asterisks [***]

PRODUCED WATER
GATHERING AND DISPOSAL AGREEMENT
BY AND BETWEEN
OASIS PETROLEUM PERMIAN LLC,
AND
PANTHER DEVCO LLC

DATED AS OF
November 1, 2019

DELAWARE BASIN

Section 16.13 No Third Party Beneficiaries	30
Section 16.14 Further Assurances	30
Section 16.15 Counterpart Execution	30
Section 16.16 Memorandum of Agreement	30

EXHIBITS
Exhibit A Dedicated Acreage
Exhibit B Gathering System
Exhibit C Form of Right of Way Agreement
Exhibit D Form of Memorandum of Agreement
Exhibit E Form of Monthly Statement
Exhibit F Excluded Wells and Conflicting Dedication
Exhibit G Fees

PRODUCED WATER
GATHERING AND DISPOSAL AGREEMENT

This Produced Water Gathering and Disposal Agreement (this “Agreement”), dated as of November 1, 2019 (the “Effective Date”), is by and between OASIS PETROLEUM PERMIAN LLC, a Delaware limited liability company (“Producer”), and PANTHER DEVCO LLC, a Delaware limited liability company (“Gatherer”). Producer and Gatherer may be referred to herein individually as a “Party” or collectively as the “Parties”.
RECITALS
A.Producer owns Interests and intends to produce Saltwater from Wells on the Dedicated Acreage.
B.Gatherer owns the Gathering System, which gathers Saltwater from certain Wells of Producer. Gatherer anticipates the expansion of the Gathering System to connect additional Wells of Producer.
C.Producer desires to contract with Gatherer to provide the Services on the Gathering System with respect to Dedicated Saltwater, including disposal of such Dedicated Saltwater, and Gatherer desires to provide the Services to Producer, in each case in accordance with the terms and conditions of this Agreement.
D.Producer has agreed (i) to dedicate and commit to deliver Dedicated Saltwater to Gatherer under this Agreement and (ii) to perform certain other obligations under this Agreement, in each case in accordance with the terms and conditions of this Agreement.
NOW THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the Parties agree as follows:
ARTICLE 1
DEFINITIONS
Capitalized terms used, but not otherwise defined, in this Agreement shall have the respective meanings given to such terms set forth below:
Additional Delivery Points. As defined in Section 6.6(b).
Affiliate. Any Person that, directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with another Person. Affiliated shall have the correlative meaning. Notwithstanding the foregoing, for purposes of this Agreement, none of MLP, Gatherer, or any other direct or indirect subsidiary of MLP shall be an Affiliate of Oasis, Producer, or any other direct or indirect subsidiary of Oasis (other than MLP and its direct and indirect subsidiaries), and none of Oasis, Producer, or any other direct or indirect subsidiary of Oasis (other than MLP and its direct and indirect subsidiaries) shall be an Affiliate of MLP, Gatherer, or any other direct or indirect subsidiary of MLP.

Agreement. As defined in the preamble hereof.
Applicable Law. Any law (including any Environmental Law), rule, regulation, ordinance, code, order, writ, judgment, decree or rule of common law or any judicial or administrative interpretation thereof or other legal or regulatory determination by a Governmental Authority of competent jurisdiction.
Barrel. 42 Gallons at 60 degrees Fahrenheit and zero gauge pressure.
Business Day. Any calendar Day on which commercial banks in Houston, Texas are open for business.
CDP. A central delivery point at which Producer aggregates volumes of Saltwater produced from one or more Wells that is or is required to be connected to the Gathering System in accordance with this Agreement, including the Planned CDPs.
Completion Deadline. As defined in Section 3.3(b).
Confidential Information. As defined in Section 16.6(a).
Conflicting Dedication. Any gathering or disposal agreement or other commitment or arrangement that would require Dedicated Saltwater to be gathered on any gathering system other than the Gathering System or disposed of other than into the Disposal Wells.
Connection Notice. As defined in Section 3.3(b).
Contract Year. Each of (a) the period from the Effective Date through December 31, 2019, (b) the period from January 1, 2020 through December 31, 2020 and (c) each period of 12 consecutive Months thereafter.
Control. Possessing the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract or otherwise. Notwithstanding the foregoing, any Person shall be deemed to control any specified Person if such Person owns 50% or more of the voting securities of the specified Person, or if the specified Person owns 50% or more of the voting securities of such Person, or if 50% or more of the voting securities of the specified Person and such Person are under common control. Controlled or Controls shall have correlative meanings.
Day. A period commencing at 12:00 a.m., Central Standard Time, on a calendar day and ending at 12:00 a.m., Central Standard Time, on the next succeeding calendar day. Daily shall have the correlative meaning.
Dedicated Acreage. The area identified on Exhibit A.
Dedicated Properties. All Interests now owned or hereafter acquired by Producer and located wholly within the Dedicated Acreage.

Dedicated Saltwater. All Saltwater produced on or after the Effective Date (except for the Saltwater produced from the Excluded Wells) that Producer has the right to control and deliver for gathering and that is attributable to any Dedicated Property and is produced through a Well.
Development Plan. As defined in Section 3.2(b).
Disposal Fee. As defined on Exhibit G.
Disposal System. Collectively, the Gathering System and the Disposal Wells.
Disposal System Purchase Price. As defined in Section 16.4(f).
Disposal Well. Each disposal well connected to the Gathering System owned by Gatherer and/or used by Gatherer for the disposal of Dedicated Saltwater.
DSU. With respect to each Well or planned Well, the actual spacing unit for such Well determined by the Texas Railroad Commission or, if no such determination has been made at the relevant time, an area of 640, 1280 or other applicable acres around such Well or planned Well within which the well bore for such Well is or is expected to be open.
Easement Notice. As defined in Section 3.4(b).
Effective Date. As defined in the preamble of this Agreement.
Environmental Laws. All Applicable Laws pertaining to the presence or release of environmental contaminants (including any Hazardous Materials), or relating to natural resources (including any protected species) or the environment (including the air, water, surface or subsurface of the ground) as same are in effect at any time and including the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), as amended by Superfund Amendments and Reauthorization Act (“SARA”), 42 U.S.C. §§ 9601 et seq.; Resource Conservation and Recovery Act (“RCRA”), as amended by the Solid Waste Disposal Act (“SWDA”), 42 U.S.C. §§6901 et seq.; Federal Water Pollution Control Act (“FWPCA”), as amended by the Clean Water Act (“CWA”), 33 U.S.C. §§ 1251 et seq.; Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; Clean Air Act (“CAA”), 42 U.S.C., §§ 7401 et seq.; and Toxic Substances Control Act (“TSCA”), 15 U.S.C., §§ 2601 et seq., as each are amended from time to time, and any similar state or local enactments by Governmental Authorities.
Excluded Water. Any water other than Produced Water that is generated from Producer’s operations or that collects at or near the Well Pads.
Excluded Wells. The Wells listed on Exhibit F.
Fees. As defined in Section 5.1.
Felix Agreement. That certain Produced Water Service Agreement by and between Producer and Felix Water LLC, dated as of September 13, 2019.

Firm Capacity Saltwater. Saltwater that is accorded the highest level of service and priority on the Disposal System with respect to all capacity allocations, interruptions or curtailments.
Force Majeure. As defined in Section 12.2.
Gallon. One U.S. gallon, which is equal to 231 cubic inches.
Gatherer. As defined in the preamble of this Agreement.
Gathering Fee. As defined on Exhibit G.
Gathering System. The gathering system described on Exhibit B, together with any additional System Segments constructed after the Effective Date, as such gathering system is expanded after the Effective Date, including, in each case, to the extent now in existence or constructed or installed in the future, Saltwater gathering pipelines, Receipt Point facilities, Measurement Facilities, rights of way, fee parcels, surface rights and permits, and all appurtenant facilities.
Gathering System Plan. As defined in Section 3.2(c).
Governmental Authority. Any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.
Hazardous Materials. Collectively, (a) materials defined as “hazardous substances” in CERCLA, or any successor statute, unless such term has been given broader meaning by Applicable Law with respect to the Services or the Parties (including Governmental Authorities establishing common law liability), in which case such broader meaning shall apply; (b) materials defined as “hazardous wastes” in RCRA, or any successor statute, unless such term has been given broader meaning by Applicable Law with respect to the Services or the Parties (including Governmental Authorities establishing common law liability), in which case such broader meaning shall apply; (c) petroleum or petroleum product; (d) any polychlorinated biphenyl and (e) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material, waste or substance, including naturally occurring radioactive material, regulated under or within the meaning of any applicable Environmental Law.
Interests. Oil and gas leasehold interests and oil and gas mineral fee interests, including working interests, overriding royalty interests, net profits interests, carried interests, and similar rights and interests.
Interruptible Saltwater. Saltwater that is accorded a lower level of service and priority on the Disposal System with respect to capacity allocations, interruptions or curtailments as compared to Firm Capacity Saltwater.
Maintenance. As defined in Section 6.2.
Maximum DSU Volume. [***] Barrels per Day.

Measurement Facilities. Facilities or equipment used to measure the volume of Saltwater, which may include meters, isolation valves, recording devices, communication equipment, buildings and barriers.
MLP. Oasis Midstream Partners LP.
Month. A period commencing at 12:00 a.m., Central Standard Time, on the first Day of a calendar month and extending until 12:00 a.m., Central Standard Time, on the first Day of the next succeeding calendar month. Monthly shall have the correlative meaning.
New Well. Any Well spud after the Effective Date.
Oasis. Oasis Petroleum Inc.
Parties. As defined in the preamble of this Agreement.
Party. As defined in the preamble of this Agreement.
Permit. Any permit, license (including seismic or geophysical licenses, where applicable), certification, concession, approval, consent, ratification, waiver, authorization, clearance, confirmation, exemption, franchise, designation, variance, qualification or accreditation issued, granted, given or otherwise made available by or under any Governmental Authority or pursuant to any Applicable Law.
Person. An individual, a corporation, a partnership, a limited partnership, a limited liability company, an association, a joint venture, a trust, an unincorporated organization, or any other entity or organization, including a Governmental Authority.
Planned CDP. As defined in Section 3.3(b).
Previous Dedication Agreements. Collectively, (a) the Felix Agreement, (b) that certain Salt Water Disposal Agreement between Centennial Resource Production, LLC (or its applicable assignee or successor) and Producer (as successor-in-interest under the agreement to Forge Energy, LLC) dated effective December 8, 2017 and or (c) any previous dedication of Produced Water made by Producer and executed prior to November 1, 2019 requiring the delivery of otherwise Dedicated Saltwater to a third party.
Produced Water. Water produced from a Well.
Producer. As defined in the preamble of this Agreement.
Reasonable and Prudent Operator. A Person using reasonable efforts to perform its obligations under this Agreement exercising the degree of skill, diligence, prudence and foresight that would reasonably and ordinarily be expected from a skilled and experienced operator complying with all Applicable Laws and engaged in the same type of undertaking under the same or similar circumstances.

Receipt Point. The inlet valve at the Measurement Facilities located at or nearby (a) a CDP or (b) any truck unloading facilities contemplated in Section 3.1(h).
Saltwater. Collectively Produced Water, and, to the extent that Gatherer agrees to gather and dispose of any volumes of Excluded Water in accordance with Section 3.1(g), such volumes of Excluded Water, in each case together with all materials (including hydrocarbons) contained in such Produced Water and Excluded Water.
Saltwater Quality Specifications. As defined in Section 8.1.
Services. As defined in Section 3.1.
System Segment. A physically separate segment of the Gathering System that connects one or more Wells of Producer to one or more Disposal Wells, including all Saltwater gathering pipelines, Receipt Point facilities, Measurement Facilities, rights of way, fee parcels, surface rights and permits, and all appurtenant facilities.
Taxes. All gross production, severance, conservation, ad valorem and similar or other taxes measured by or based upon production, together with all taxes on the right or privilege of ownership of Saltwater, or upon the Services, including gathering, transportation, handling, transmission and disposal of Saltwater, including gross receipts taxes, and including all of the foregoing now existing or in the future imposed or promulgated.
Third Party Saltwater. Saltwater produced by Persons other than Producer and not considered Dedicated Saltwater hereunder.
Transfer. Any sale, assignment, conveyance or other transfer, including pursuant to an exchange or farmout. Transfers and Transferred have the correlative meanings.
Transferee. Any Person to which a Transfer is made.
Volume Threshold Date. As defined in the Crude Oil Gathering Agreement by and among Producer, Oasis Petroleum Marketing LLC and Gatherer, dated as of the Effective Date.
Well. A well for the production of hydrocarbons in which Producer owns an interest and that is operated by Producer that produces or is intended to produce Dedicated Saltwater or otherwise is connected or is required to be connected to the Gathering System in accordance with this Agreement.
Well Pad. The surface installation on which one or more Wells are located.
ARTICLE 2
PRODUCER COMMITMENTS
Section 2.1 Producer’s Dedication. Subject to Section 2.2 through Section 2.4, Producer exclusively dedicates the Dedicated Properties to Gatherer for the performance of the Services under this Agreement and commits to deliver to Gatherer, as and when produced, all Dedicated Saltwater into the Disposal System for the performance of the Services under this Agreement. The Parties agree and acknowledge that the Saltwater produced from the Excluded Wells is not subject to the dedication and commitment made by Producer under this Agreement.
Section 2.2 Conflicting Dedications. Producer shall have the right to comply with each of the Conflicting Dedications entered into by a non-Affiliated predecessor-in-interest to Producer that is applicable as of the date of acquisition thereof to any Dedicated Property acquired after the Effective Date (but not any Conflicting Dedication entered into in connection with such acquisition); provided, however, that Producer shall have the right to comply with Conflicting Dedications only until the last Day of the Month in which the termination of such Conflicting Dedication occurs and Producer shall not affirmatively extend the term of such Conflicting Dedication beyond the minimum term provided for in the document evidencing such Conflicting Dedication or allow the term of such Conflicting Dedications to extend beyond its primary or initial term pursuant to the operation of an “evergreen” or other similar provision if Producer has the ability to terminate such Conflicting Dedication without incurring any costs, penalties or expenses. To Producer’s knowledge, except for the Dedicated Saltwater produced from the Wells identified as “Wells Subject to Conflicting Dedications” on Exhibit F and the Previous Dedication Agreements, the Dedicated Saltwater is not, as of the Effective Date, subject to any Conflicting Dedication. If Dedicated Saltwater produced from a Well on a Well Pad is subject to a Conflicting Dedication that Producer has the right to comply with under this Section 2.2, Producer has the right, in complying with such Conflicting Dedication, to deliver all Dedicated Saltwater from such Well Pad in accordance with the Conflicting Dedication. The Parties agree and acknowledge that the Previous Dedication Agreements shall be considered Conflicting Dedications for purposes of this Agreement. It is agreed and understood between the Parties that the Previous Dedication Agreements require certain volumes of otherwise Dedicated Saltwater (including certain volumes elected by Producer pursuant to the terms and conditions of the Felix Agreement in excess of the “Bi-Annual Commitment” (as defined therein) that otherwise receive “Firm Service” (as defined therein)) to be delivered to and disposed by a third party thereunder, and Gatherer shall nevertheless (a) remain responsible for gathering Services for such Dedicated Saltwater to be delivered to and disposed by a third party under the Previous Dedication Agreements, and (b) redeliver such volumes as and to the extent requested by Producer pursuant to Section 2.3(d)(ii) below. For the avoidance of doubt, Gatherer shall perform all Services for any volumes of Dedicated Saltwater covered by the Previous Dedication Agreements, but not delivered by Producer to its applicable counterparty thereunder.
Section 2.3 Producer’s Reservations. Producer reserves the following rights with respect to Dedicated Saltwater for itself and for the operator of the relevant Dedicated Properties: to operate Wells producing oil, gas and Dedicated Saltwater as a reasonable and prudent operator in its sole discretion, including the right, but never the obligation, to drill New Wells, to repair and rework then-existing Wells, to renew or extend, in whole or in part, any Interest covering any of the Dedicated Properties, and to cease production from or abandon any Well or surrender or release any such Interest, in whole or in part, whether or not capable of producing oil and gas and Saltwater under normal methods of operation; (b) to deliver Dedicated Saltwater that has been temporarily or permanently released from the dedication and commitment made by Producer under this Agreement, including pursuant to Section 3.3(b), Section 3.4(c), Section 6.4(a), Section 6.5 or Section 8.2(d), to any Person other than Gatherer; (c) to separate, process or otherwise remove any constituents, contaminants or skim oil in the Dedicated Saltwater prior to delivery to Gatherer at the Receipt Points; (d) to (i) utilize Saltwater for purposes of operating any Producer lease, including frac recycling or the treatment and (ii), at Producer’s sole cost and expense, request that any Saltwater delivered to the Receipt Point be redelivered to a delivery point or other CDP designated by Producer for purposes of the foregoing clause (i) or for delivery under a Previous Dedication Agreement; provided, that Producer shall be responsible for the construction, ownership and operation of any facilities to transport such Saltwater from the point of redelivery of such Saltwater from the Gathering System to the applicable lease sites, and (e) to acquire Wells connected to existing gathering systems and to continue to deliver to such gathering systems Saltwater produced from such Wells; provided that, to the extent that Saltwater from such Wells constitutes Dedicated Saltwater and Saltwater from such Wells is not previously dedicated to a third party, then Producer shall deliver a Connection Notice to Gatherer with respect to any such Well not later than 30 Days after its acquisition, and thereafter shall deliver Saltwater to such gathering system only until Gatherer has connected such Well to the Gathering System in accordance with Section 3.3.
Section 2.4 Covenant Running with the Land. The Parties intend that the dedication and commitment made by Producer under this Agreement be a covenant running with (a) the Dedicated Properties, as a burden on Producer’s title thereto and binding on successors-in-interest in and to the Dedicated Properties, and (b) the Disposal System, as a benefit accruing to Gatherer’s title thereto and inuring to the benefit of successors-in-interest to the Disposal System. Producer shall not Transfer any or all of its interest in any Dedicated Property unless (i) Producer obtains and delivers to Gatherer a written acknowledgment by the Transferee in favor of Gatherer acknowledging that the Transferred Dedicated Property shall remain subject to this Agreement in all respects and (ii) each instrument of conveyance expressly so states. Notwithstanding the foregoing, Producer shall be permitted to Transfer any Dedicated Property free of the dedication and commitment made by Producer under this Agreement and without complying with the requirements of this Section 2.4 in a Transfer in which the number of net acres of Dedicated Properties that are Transferred, when added to the total of net acres of Dedicated Properties theretofore Transferred free and clear of the dedication and commitment made by Producer under this Agreement, does not exceed the aggregate number of net acres of Dedicated Properties acquired by Producer after the Effective Date, including in a transaction in which Dedicated Properties are exchanged for other properties located in the Dedicated Acreage that would be subject to dedication hereunder; provided, however, that any such release of Dedicated Properties from such dedication and commitment shall not include any Dedicated Saltwater produced from any Well that is located on a Well Pad if the other Wells on such Well Pad are or have been connected to the Gathering System (whether producing, shut-in, temporarily abandoned or which has been spud or as to which drilling, completion, reworking or other well operations have commenced) or that is located on a Well Pad if a Connection Notice has previously been delivered by Producer for the CDP through which such Well Pad is produced.
Section 2.5 Priority of Saltwater. Dedicated Saltwater tendered at the Receipt Points on the Gathering System on any Day shall be Firm Capacity Saltwater. Producer’s Saltwater that is not Dedicated Saltwater that is tendered at the Receipt Points or delivered by Producer to the Disposal Wells pursuant to Section 3.1(h) on any Day shall be Interruptible Saltwater unless otherwise agreed to by Gatherer.

ARTICLE 3
SERVICES; GATHERING SYSTEM EXPANSION AND CONNECTION OF WELLS
Section 3.1 Gatherer Service Commitment. Subject to and in accordance with the terms and conditions of this Agreement, Gatherer commits to providing the following services (collectively, the “Services”) to Producer:
(a)construct and expand the Gathering System to connect the Gathering System to each CDP that aggregates any Well or Wells that is or are producing or will produce Dedicated Saltwater as provided in Section 3.3, including those Wells with respect to which Producer has delivered a Connection Notice in accordance with Section 3.3(b);
(b)provide, maintain and operate Measurement Facilities at or downstream of the separator and production treater or atmospheric tankage at each CDP;
(c)receive, or cause to be received, into the Gathering System, from Producer, at each Receipt Point, all Saltwater tendered by or on behalf of Producer up to the Maximum DSU Volume per Day at the Receipt Points on each DSU;
(d)receive, or cause to be received, into the Gathering System, from Producer, at each Receipt Point, all Interruptible Saltwater, if any, to the extent not curtailed in accordance with Section 6.3;
(e)provide, maintain and operate adequate pumps and equipment to create sufficient pressure in the Disposal System to transfer all Saltwater up to the Maximum DSU Volume per Day received into the Gathering System from Producer at the Receipt Points and to dispose of all such Saltwater in accordance with Section 3.1(f) and Section 3.1(i), as applicable;
(f)to the extent there is capacity in the Disposal Wells, dispose of into the Disposal Wells all Saltwater received into the Gathering System in accordance with this Agreement;
(g)upon request of Producer, gather and dispose of Excluded Water, if Gatherer agrees to do so in its sole discretion;
(h)upon request of Producer, receive and, to the extent there is capacity in the Disposal Wells, dispose of into the Disposal Wells all Saltwater delivered by Producer via trucks pursuant to Section 6.4 and Gatherer shall provide truck unloading facilities to Producer for any such Saltwater; and
(i) upon request of Producer, redeliver any Saltwater contemplated by Section 2.3(d)(ii) to the applicable delivery point or other CDP and/or deliver any Saltwater contemplated by Section 6.6 to the applicable third party delivery point, as applicable, in accordance with the terms of such Sections; provided, that Producer shall pay the Gathering Fee, but not the Disposal Fee, associated with such Saltwater.

Notwithstanding the foregoing, Gatherer shall have the right to (i) drill or complete any disposal wells, (ii) enter into any contracts with third parties for the disposal of Saltwater, (iii) provide any Saltwater received at the Receipt Points to third parties for recycling, reuse, treatment, reinjection and/or similar uses, and (iv) determine in its sole discretion which Disposal Wells are utilized for the disposal of Saltwater; provided, however, that Gatherer shall have no obligation under this Agreement to take, or commit to take, any of the actions contemplated by the foregoing clauses (i) through (iv). Gatherer shall act as a Reasonable and Prudent Operator in performing the Services and any of its other obligations under this Agreement.
Section 3.2 Exchange and Review of Information.
(a)The Parties recognize that all information provided by Producer to Gatherer regarding its intentions with respect to the development of the Dedicated Properties is subject to change and revision at any time at the discretion of Producer, and that such changes may impact the timing, configuration and scope of the planned activities of Gatherer. The exchange of such information and any changes thereto shall not give rise to any rights or liabilities as between the Parties except as expressly set forth in this Agreement, and Gatherer shall determine at its own risk the time at which it begins to work on and incur costs in connection with particular Gathering System expansion projects, including the acquisition of rights of way, equipment and materials. Without limiting the generality of the foregoing, Producer has no obligation to Gatherer under this Agreement to develop or produce any Saltwater from the Dedicated Properties or to pursue or complete any drilling or development on the Dedicated Properties other than the terms specifically stated in this Agreement.
(b)Producer has provided to Gatherer, and shall provide to Gatherer prior to October 15 of each year, copies of a drilling plan for the following calendar year(each, a “Development Plan”), which shall describe the planned drilling and production activities relating to Producer’s Interests in the Dedicated Acreage during such year, including good faith and reasonable forecasts of the volume of Dedicated Saltwater expected to be produced through all CDPs during such year, the volume of Saltwater to be used for frac recycle, treatment, reinjection and/or reuse and including the location of all Planned CDPs expected to be connected to the Gathering System during such year, and the projected spud date, projected completion date and projected volumes for each New Well that is expected to be completed and to produce through each CDP during such year. Each time Producer materially updates a Development Plan, it shall provide a copy of such updated Development Plan to Gatherer, but not less frequently than on a calendar quarter basis.

(c)Gatherer has previously provided Producer with a copy of its current Gathering System plan describing and/or depicting the Gathering System, including all pipelines, all Receipt Points, Disposal Wells, third party delivery points, and all other major physical facilities, together with their locations, sizes and other physical specifications, operating parameters, capacities, and other relevant specifications, and together with a schedule for completing the construction and installation of the planned portions thereof, in each case as currently in existence, under construction, or planned as of the Effective Date (such plan, as updated as hereinafter provided, the “Gathering System Plan”). Based on the Development Plans and such other information about the expected development of the Dedicated Properties as shall be provided to Gatherer by Producer, Gatherer shall periodically update the Gathering System Plan. Without limiting the generality of the foregoing, Gatherer shall ensure that the Gathering System Plan reflects all Planned CDPs included in each Development Plan not later than 30 Days after such Development Plan is delivered to Gatherer. Gatherer shall provide a copy of the Gathering System Plan to Producer and its representatives from time to time and shall make representatives of Gatherer available to discuss the Gathering System Plan from time to time with Producer and its representatives. Gatherer shall provide Producer updates not less frequently than Monthly on the progress of work on all facilities necessary to connect Planned CDPs to the Gathering System and to provide the Services associated with such Saltwater, as set forth in the then-current Gathering System Plan.
Section 3.3 CDP Connections.
(a)Gatherer shall design and develop the Disposal System for the purpose of providing the Services as and when needed to support the upstream development of the Dedicated Acreage, and Gatherer shall be obligated, at its sole cost and expense, subject to the provisions of this Agreement, to procure, construct, install, own and operate the Disposal System so as to timely connect the Planned CDPs to the Gathering System, connect the Gathering System to Disposal Wells and timely commence providing the full scope of the Services with respect to all Dedicated Saltwater produced from all CDPs, including the Planned CDPs from and after their connection to the Gathering System, all in accordance with this Section 3.3; provided that the foregoing shall not preclude Gatherer from also designing and developing the Gathering System to accommodate Third Party Saltwater.

(b)Producer shall from time to time give notice (a “Connection Notice”) to Gatherer of each CDP that Producer intends to construct and install (or a CDP that is subject to a Conflicting Dedication that has expired or will expire, or that Producer has terminated or will terminate, prior to the applicable Completion Deadline) through which Dedicated Saltwater will be produced (each, a “Planned CDP”). Each Connection Notice shall set forth the target completion date for drilling and completion of the initial Well to produce through such Planned CDP . Following delivery of a Connection Notice with respect to a Planned CDP, Gatherer shall cause the necessary facilities to be constructed to connect such Planned CDP to the Gathering System and to commence the Services with respect to Dedicated Saltwater produced from such Planned CDP by the date that is (i) in the case of a Planned CDP that (A) is located two miles or less from the then-existing Gathering System at the time of such Connection Notice, 105 Days after the date of Producer’s delivery of such Connection Notice and (ii) in the case of a Planned CDP that is located greater than two miles from the then-existing Gathering System at the time of such Connection Notice, 180 Days after the date of Producer’s delivery of such Connection Notice (such date, the “Completion Deadline”). Gatherer shall provide Producer notice promptly upon Gatherer’s becoming aware of any reason to believe that it may not be able to connect a Planned CDP to the Gathering System by the Completion Deadline therefor or to otherwise complete all facilities necessary to provide the full scope of the Services with respect to all Dedicated Saltwater produced through such Planned CDP by the Completion Deadline therefor. If and to the extent Gatherer is delayed in completing and making available such facilities by a Force Majeure event or any action of Producer that is inconsistent with the cooperation requirements of Section 3.5, then the Completion Deadline for such connection shall be extended for a period of time equal to that during which Gatherer’s completion and making available of such facilities was delayed by such events or actions. If such facilities are not completed and made available by the Completion Deadline (as may be extended in accordance with Section 3.4(b)), as Producer’s sole and exclusive remedy for such delay, at Producer’s option, the Dedicated Saltwater produced from the CDP and any future Wells drilled within the same DSU or any portion thereof shall be permanently released from the dedication and commitment made by Producer under this Agreement.
(c)To the extent that the CDP connection is required sooner than the Completion Deadline determined as set forth above, the Parties shall meet and discuss the issues and potential additional costs associated with acceleration of such connection, and shall use reasonable efforts to mutually agree upon an accelerated connection timing. If Producer is willing to pay for the additional costs involved with accelerating a connection, Gatherer shall use reasonable efforts to complete the CDP connection within such accelerated timing.
(d)The Parties agree and acknowledge that Producer previously delivered Connection Notices to Gatherer with respect to certain Planned CDPs set forth in the Development Plan provided to Gatherer prior to the Effective Date. The Completion Deadline for each such Planned CDP shall be July 1, 2020.
Section 3.4 Right of Way and Access.

(a)Gatherer is responsible for the acquisition of rights of way, crossing permits, licenses, use agreements, access agreements, leases, fee parcels and other rights in land necessary to construct, own and operate the Gathering System, and all such rights in land shall be solely for use by Gatherer and shall not be shared with Producer, except as otherwise agreed by Gatherer; provided that Producer agrees to grant, without warranty of title, either express or implied, to the extent that it has the right to do so without the incurrence of expense, an easement and right of way upon the lands covered by the Dedicated Properties, for the sole purpose of installing, using, maintaining, servicing, inspecting, repairing, operating, replacing, disconnecting and removing all or any portion of the Gathering System, including any pipelines, meters and other equipment necessary for the performance of this Agreement; provided, further, that the exercise of these rights by Gatherer shall not unreasonably interfere with Producer’s lease operations or with the rights of owners in fee, and will be subject to Producer’s safety and other reasonable access requirements applicable to Producer’s personnel. Producer shall not have a duty to maintain the underlying agreements (such as leases, easements and surface use agreements) that such grant of easement or right of way to Gatherer is based upon, and such grants of easement or right of way will terminate if Producer loses its rights to the property, regardless of the reason for such loss of rights. Notwithstanding the foregoing, Producer will assist Gatherer to secure replacements for such terminated grants of easement or right of way, in a manner consistent with the cooperation requirements of Section 3.5, to the extent that Producer agrees that Gatherer’s Measurement Facilities may be located on Producer’s Well Pad sites, Producer shall be responsible for obtaining any necessary rights to locate such Measurement Facilities on such Well Pad sites and Producer shall use reasonable efforts to involve Gatherer in Producer’s negotiations with the owners of lands covered by the Dedicated Properties so that Producer’s surface use agreements and Gatherer’s rights of way with respect to such lands can be concurrently negotiated and obtained.
(b)If Gatherer cannot obtain the rights of way (on terms and conditions reasonably acceptable to Gatherer after diligent pursuit thereof) necessary to connect any Planned CDP within 45 Days of delivery of a Connection Notice, then Gatherer shall so notify Producer in writing (the “Easement Notice”) within 45 Days of delivery of the Connection Notice. Producer shall have the right (but not the obligation) to obtain, at its sole cost and expense, such rights of way using the form of right of way agreement attached hereto as Exhibit C, with any such modifications that Producer deems reasonably necessary in order to obtain such right of way, so long as such modifications reflect terms that are available in the geographic vicinity and which afford rights that are reasonably sufficient to enable Gatherer to connect such Planned CDP within 45 Days of delivery of such Easement Notice. If Producer obtains such rights of way in accordance with the immediately preceding sentence, Producer shall assign such right of way to Gatherer, and Gatherer’s connection obligations for the applicable CDP shall continue in accordance with the terms of this Agreement; provided, however, that the time required for Gatherer to connect the applicable CDP shall be extended by a number of Days commencing on the date of delivery of the Easement Notice and ending on the date that Gatherer receives from Producer the assignment of all such rights of way so obtained by Producer (together with executed originals of all such rights of way). In such event, Gatherer shall pay Producer for such rights of way an amount per rod equal to the average price per rod paid by Gatherer for the purchase of rights of way in the Dedicated Acreage during the preceding 12 Month period. If Gatherer has not purchased right of way within the Dedicated Acreage during the previous 12 Months, then Gatherer shall pay Producer for such rights of way an amount per rod equal to the amount per rod paid by Gatherer under its most recent purchase of rights of way in the Dedicated Acreage.
(c)In the event that Producer fails to obtain such rights of way during such 45 Day period, Producer shall have the option, upon written notice to Gatherer, to permanently release the Wells connected to such CDP from the dedication and commitment made by Producer under this Agreement; provided, however, if Gatherer has (i) procured such rights of way within such 45 Day period and (ii) delivered to Producer with a written explanation of Gatherer’s bona fide plan to connect the CDP and Gatherer has commenced to implement such plan, then Producer shall not have such option to release such Well(s).
Section 3.5 Cooperation. Because of the interrelated nature of the actions of Producer and Gatherer required to obtain the necessary Permits from the appropriate Governmental Authorities and the necessary consents, rights of way and other authorizations from other Persons necessary to drill and complete each Well and construct the required extensions of the Gathering System to each Planned CDP, Producer and Gatherer agree to work together in good faith to obtain such Permits, authorizations, consents and rights of way as expeditiously as reasonably practicable. Producer and Gatherer further agree to cooperate with each other and to communicate regularly regarding their efforts to obtain such Permits, authorizations, consents and rights of way.

ARTICLE 4
TERM
Section 4.1 Term. This Agreement shall become effective on the Effective Date and, unless terminated earlier by mutual agreement of the Parties, shall continue in effect until December 31, 2034 and from Contract Year to Contract Year thereafter until such time as this Agreement is terminated, by notice from any Party to the other Party, effective at the end of the first Contract Year ending after the 270th Day after the delivery of such notice.
Section 4.2 Post-Termination. If Gatherer or Producer provides notice of termination of this Agreement at any time for any reason pursuant to the terms and conditions of this Agreement, Producer shall have the option (to be exercised by providing written notice to Gatherer prior to the termination of this Agreement) to continue to receive the Services or a portion of the Services for all or any portion of its volumes of Saltwater on a year-to-year basis on the same terms and conditions as the most favorable terms and conditions that Gatherer continues to provide services that are the same as or similar to the Services or any portion of the Services for volumes of Saltwater on the Disposal System under an agreement with any third party unless and until terminated by Producer; provided, however, that if the option to extend the term of this Agreement on a year-to-year basis pursuant to this Section 4.2 is exercised, any obligation of Gatherer to continue to provide the Services pursuant to such option shall not extend beyond December 31, 2044. Gatherer shall provide copies to Producer of any such third party agreements applicable to volumes of Saltwater accessing the Disposal System upon any notice of termination of this Agreement (whether such notice is delivered by Gatherer or Producer), provided, however, that to the extent Gatherer is prohibited by an obligation of confidentiality from disclosing any such third party agreement to Producer, then (a) Gatherer shall not be obligated to disclose such agreement to Producer until Gatherer has obtained the right to disclose such agreement and (b) Gatherer shall exercise reasonable efforts to obtain the right to disclose such agreement to Producer.
Section 4.3 Survival. Article 1, this Article 4, Section 9.6, Article 10, Article 11, Article 13, Article 14, Article 15 and Article 16 shall survive termination or expiration of this Agreement.
ARTICLE 5
FEES AND CONSIDERATION
Section 5.1 Fees. Subject to the other provisions of this Agreement, Producer shall pay Gatherer each Month in accordance with the terms of this Agreement, for all Services provided by Gatherer during such Month, an amount equal to the sum of the fees (collectively, the “Fees”) set forth on Exhibit G.
ARTICLE 6
CERTAIN RIGHTS AND OBLIGATIONS OF PARTIES
Section 6.1 Operational Control of Gatherer’s Facilities. Gatherer shall design, construct, own, operate and maintain the Disposal System at its sole cost and risk. Gatherer shall be entitled to full and complete operational control of its facilities and shall be entitled to schedule deliveries and to operate and reconfigure its facilities in a manner consistent with its obligations under this Agreement.

Section 6.2 Maintenance. Gatherer shall be entitled, without liability, to interrupt its Disposal System performance hereunder to perform necessary or desirable inspections, pigging, maintenance, testing, alterations, modifications, expansions, connections, repairs or replacements to its facilities as Gatherer deems necessary (“Maintenance”), with reasonable notice provided to Producer, except in cases of emergency where such notice is impracticable or in cases where the operations of Producer will not be affected. Gatherer shall use reasonable efforts to schedule any Maintenance to minimize the effect on providing the Services pursuant to this Agreement. Before the beginning of the calendar year, Gatherer shall provide Producer in writing with a projected schedule of the Maintenance to be performed during the year and the anticipated date of such Maintenance.
Section 6.3 Capacity Allocations on the Disposal System. Subject to the capacity allocations set forth in this Section 6.3, Gatherer has the right to contract with other Persons for the delivery of Third Party Saltwater to the Disposal System, including the delivery of Firm Capacity Saltwater. If the volume of Saltwater available for delivery into any System Segment exceeds the capacity of such System Segment at any point relevant to Gatherer’s service to Producer hereunder, then Gatherer shall interrupt or curtail receipts of Saltwater in accordance with the following:
(a)First, Gatherer shall curtail all Interruptible Saltwater prior to curtailing Firm Capacity Saltwater.
(b)Second, if additional Disposal System curtailments are required beyond Section 6.3(a), Gatherer shall curtail Firm Capacity Saltwater on the Disposal System. In the event Gatherer curtails some, but not all, Firm Capacity Saltwater on a particular Day, Gatherer shall allocate the capacity of the applicable point on the relevant System Segment available to each Person entitled to deliver Firm Capacity Saltwater, including Dedicated Saltwater, on a pro rata basis based on the most recent previous Month’s Receipt Point volumes and allowing Gatherer in its sole discretion to include estimated volumes from New Wells that are connected to a Receipt Point that were not producing during the previous Month.
Section 6.4 Trucking. Producer shall have the right to deliver to Gatherer by truck any Saltwater that is either curtailed pursuant to Section 6.3, produced from any Excluded Well, or any other Interruptible Saltwater, and Producer shall pay Gatherer the Disposal Fee, but not the Gathering Fee, associated with such volumes of Saltwater.
Section 6.5 Temporary Releases. In addition to any other rights and remedies available to Producer under this Agreement or at law or in equity, if Gatherer fails or is unable or unwilling for any reason (including Force Majeure) to accept all volumes of Dedicated Saltwater tendered by or on behalf of Producer pursuant to this Agreement and provide the Services in accordance therewith, then the volumes of Dedicated Saltwater in excess of what Gatherer is willing and able to accept shall be temporarily released from the dedication and commitment made by Producer under this Agreement. Producer may immediately deliver such volumes to any Person other than Gatherer, and Producer shall have the right to enter into commitments to deliver such volumes of Dedicated Saltwater to other third party gatherers, such commitments to be for no longer than reasonably necessary under the circumstances, as determined by Producer in its sole discretion.

Section 6.6 Transportation and Redelivery for Disposal.
(a)Subject to Gathering System capacity, during a period of curtailment due to insufficient Disposal Well capacity on the Disposal System, in addition to Producer’s rights under Section 6.4, Producer shall have the right to designate third party delivery points for the receipt and disposal of Saltwater transported on the Gathering System, and Producer shall pay the Gathering Fee, but not the Disposal Fee, associated with such volumes, and shall pay any disposal fees charged by third party disposal providers directly to such third party disposal provider.
(b)If any third party delivery point designated by Producer under Section 6.6(a) is not connected to the Gathering System, Gatherer shall provide a pipeline connection to such delivery point (the “Additional Delivery Points”). Such pipeline connection to the Additional Delivery Points shall be owned by Gatherer and constructed, permitted, licensed, repaired, maintained and operated at Producer’s sole actual cost, risk and expense. Such costs shall be allocated pro rata with between Producer and any third party producer that has contracted with Gatherer for capacity on the Gathering System and utilization of such Additional Delivery Point. Gatherer shall proceed with due diligence and in good faith to obtain the necessary governmental authorizations and to enter into the necessary third party agreements (any such agreement to be on terms reasonably acceptable to Gatherer) to connect the Gathering System to each such Additional Delivery Point. For the avoidance of doubt, Gatherer shall not be obligated to pay any fees charged by any pipeline downstream of the Additional Delivery Points, such fees being, as between the Parties, for the account of Producer. All such Additional Delivery Points shall be constructed with all Delivery Point facilities (including any interconnection facilities and Measurement Facilities), and with sufficient capacities, in each case, as is necessary to permit Saltwater to be redelivered at such Additional Delivery Point in accordance with this Agreement (with all expansions of capacity at such Additional Delivery Points being at Producer’s sole actual cost, risk and expense). The Parties shall discuss Producer’s plans and timing for all new Additional Delivery Point connections on a Monthly basis.
(c)Notwithstanding the foregoing, Producer shall promptly reimburse Gatherer for any documented out-of-pocket third party costs, expenses, and fees paid or otherwise incurred by Gatherer or its Affiliates that are attributable to providing the Additional Delivery Points or the pipeline connections thereto (including obtaining necessary governmental authorizations), or any charges by any pipeline downstream of the Additional Delivery Points; provided, that Producer shall not be liable for any such amounts in excess of its pro rata share as contemplated by Section 6.6(b).
ARTICLE 7
PRESSURES; PRODUCER’S FACILITIES; ELECTRICITY
Section 7.1 Pressures at Receipt Points. Producer shall deliver or cause to be delivered Saltwater to each Receipt Point on the Gathering System from atmospheric tanks or from low pressure separation at sufficient pressure to enter Gatherer’s Receipt Point pump on the Gathering System against its operating pressure, except that Gatherer shall not be obligated to gather Saltwater at pressures in excess of the maximum allowable operating pressure of the Gathering System at such Receipt Point, as determined by Gatherer in its sole discretion. Gatherer shall operate its measurement and Receipt Point pump at a pressure that allows Producer to deliver Saltwater directly from its atmospheric tanks or low pressure separation into the Gathering System without additional pumps; provided that such atmospheric tanks have a minimum of four feet of hydrostatic head or low pressure separation at the low liquid level to allow Gatherer’s pumps to attain proper suction pressure.
Section 7.2 Producer Facilities.
(a)Producer, at its own expense, shall construct, equip, maintain and operate all facilities necessary to deliver Dedicated Saltwater to Gatherer at the Receipt Points. Producer shall install and maintain sufficient pressure regulating equipment upstream of the Receipt Points on the Gathering System in order to keep the pressure of the Saltwater delivered to Gatherer at such Receipt Points from exceeding the maximum allowable operating pressure of the Gathering System at the applicable Receipt Point, as determined by Gatherer in its sole discretion. Such equipment shall include low pressure separation facilities and atmospheric tankage upstream of the Receipt Points.
(b)Producer shall have the right to install facilities and flow volumes attributable to Producer’s interests in operated and non-operated wells outside, but on DSUs that are contiguous with, the Dedicated Acreage, allowing such wells to flow into existing CDPs or to new CDPs mutually agreed between Producer and Gatherer where Gatherer shall provide a meter and tap at Gatherer’s sole cost and expense. Producer shall provide a list of wells from outside, but on DSUs that are contiguous with, the Dedicated Acreage that will be connected to existing CDPs or to new CDPs in accordance with this Section 7.2(b).
7.3 Electrical Facilities. To the extent that Producer has electrical power available at a CDP in excess of Producer’s own uses, as Producer determines in its reasonable discretion, Producer will supply electrical power without cost to Gatherer at each such CDP for Gatherer’s Measurement Facilities and pumps. If Gatherer requires additional electrical power at such site, then Gatherer shall install, own, operate and maintain a generator at its sole cost and expense.
ARTICLE 8
QUALITY
Section 8.1 Receipt Point Saltwater Quality Specifications. Saltwater delivered by Producer to each Receipt Point shall meet the following specifications (collectively, the “Saltwater Quality Specifications”):
(a)temperature of not more than [***] degrees Fahrenheit at the Receipt Point;
(b)total suspended solids of not more than [***] percent; and

(c)free of hazardous wastes and other substances that may not be received into or transferred through the Gathering System, transported by truck or disposed of into the Disposal Wells in accordance with Applicable Laws and Permits and Gatherer’s operational standards.
Section 8.2 Non-Spec Saltwater.
(a)Gatherer shall test and monitor the Saltwater tendered by Producer at the Receipt Points as a Reasonable and Prudent Operator to ensure that it meets the Saltwater Quality Specifications. If Gatherer determines at any time that any Saltwater tendered by Producer at any Receipt Point does not meet the Saltwater Quality Specifications, then Gatherer shall have the right, at its sole option and effective immediately upon notice to Producer, to refuse to accept such Saltwater.
(b)If Producer determines or otherwise becomes aware at any time prior to delivery that any Saltwater that will be tendered by Producer at any Receipt Point will not meet the Saltwater Quality Specifications, then Producer shall provide written notice to Gatherer. Upon receipt of such notice, if Gatherer nevertheless accepts such Saltwater, then Producer shall not be liable for any claims or losses arising out of or related to delivery of such Saltwater, including any damages or losses downstream of the applicable Receipt Point(s).
(c)Producer shall not be liable for any claims or losses arising out of or related to delivery of Saltwater that does not meet the Saltwater Quality Specifications, including any damages or losses downstream of the applicable Receipt Point(s); provided that Producer shall be liable for such claims or losses if Producer determines or otherwise becomes aware at any time prior to delivery that any Saltwater that will be tendered by Producer at any Receipt Point will not meet the Saltwater Quality Specifications and Producer fails to deliver written notice to Gatherer pursuant to Section 8.2(b).
(d)Any Saltwater that is tendered by Producer that Gatherer refuses to accept pursuant to this Section 8.2 shall be temporarily released from the dedication and commitment made by Producer under this Agreement so that Producer may dispose of any such Saltwater.
ARTICLE 9
MEASUREMENT EQUIPMENT AND PROCEDURES
Section 9.1 Measurement Facilities. Gatherer shall install, own, operate and maintain Measurement Facilities to measure Saltwater at all the Receipt Points located on the Gathering System. Measurement Facilities at such Receipt Points shall meet current industry standards for custody transfer measurement. Producer shall have the right to install check Measurement Facilities upstream of each such Receipt Point.
Section 9.2 Notice of Measurement Facilities Inspection and Calibration. Each of Producer and Gatherer shall give two Days’ notice to the other in order that the other may, at its option, have representatives present to observe any reading, inspecting, testing, calibrating or adjusting of Measurement Facilities used in measuring or checking the measurement of receipts of Saltwater under this Agreement. The data from such Measurement Facilities shall remain the property of the

Measurement Facilities’ owner, but copies of such records shall, upon written request, be submitted to the requesting Party for inspection and verification.
Section 9.3 Measurement Accuracy Verification.
(a)Gatherer shall calibrate meters as often as required, as determined by Gatherer in accordance with standard industry practices to reasonably assure accurate measurement, but at least once per year.
(b)If, during any test of the Measurement Facilities, an adjustment or calibration error is found which results in an incremental adjustment to the calculated flow rate through each meter in excess of two percent of the adjusted flow rate (whether positive or negative and using the adjusted flow rate as the percent error equation denominator), then any previous recordings of such equipment shall be corrected to zero error for any period during which the error existed (and which period is either known definitely or agreed to by Producer and Gatherer) and the total flow for the period redetermined in accordance with the provisions of Section 9.5. If the period of error condition cannot be determined or agreed upon between Producer and Gatherer, such correction shall be made over a period extending over the last one half of the time elapsed since the date of the prior test revealing the two percent error.
(c)If, during any test of any Measurement Facilities, an adjustment or calibration error is found which results in an incremental adjustment to the calculated flow rate which does not exceed two percent of the adjusted flow rate, all prior recordings and data shall be considered to be accurate for quantity determination purpose.
Section 9.4 Special Tests. If Producer or Gatherer desires a test of any Measurement Facilities not scheduled by a Party under the provisions of Section 9.3, two Days’ advance notice shall be given to the other and both Producer and Gatherer shall cooperate to secure a prompt test of the accuracy of such equipment. If the Measurement Facilities tested are found to be within the range of accuracy set forth in Section 9.3(b), then the Party that requested the test shall pay the costs of such test including any labor and transportation costs pertaining thereto. If the Measurement Facilities tested are found to be outside the range of accuracy set forth in Section 9.3(b), then the Party that owns such Measurement Facilities shall pay such costs and perform the corrections according to Section 9.5.
Section 9.5 Metered Flow Rates in Error. If, for any reason, any Measurement Facilities are out of adjustment, out of service or out of repair and the total calculated flow rate through each meter is found to be in error by an amount of the magnitude described in Section 9.3(b), the total quantity of Saltwater delivered shall be determined in accordance with the first of the following methods which is feasible:
(a)by using the registration of any mutually agreeable check metering facility, if installed and accurately registering (subject to testing as provided for in Section 9.3);

(b)where multiple meters exist in series, by calculation using the registration of such meter equipment; provided that they are measuring Saltwater from upstream and downstream headers in common with the faulty metering equipment, are not controlled by separate regulators and are accurately registering;
(c)by correcting the error by re-reading of the official meter, or by straightforward application of a correcting factor to the quantities recorded for the period (if the net percentage of error is ascertainable by calibration, tests or mathematical calculation); or
(d)by estimating the quantity, based upon deliveries made during periods of similar conditions when the meter was registering accurately.
Section 9.6 Record Retention. The Party owning the Measurement Facilities shall retain and preserve all test data, meter recordings and similar records for any calendar year for a period of at least 24 Months following the end of such calendar year unless Applicable Law requires a longer time period or the Party has received written notification of a dispute involving such records, in which case records shall be retained until the related issue is resolved.
Section 9.7 Measurement of Saltwater Collected by Truck. Saltwater collected by truck shall be measured either by the Measurement Facilities into which such Saltwater is delivered or by such other method as shall be mutually agreed to by the Parties.
Section 9.8 Summary Measurement Reports. If Gatherer develops summary measurement reports for Producer’s Wells or the Gathering System, Gatherer shall provide copies of such reports to Producer upon Producer’s request.
ARTICLE 10
NOTICES
Section 10.1 Notices. Unless otherwise provided herein, any notice, request, invoice, statement or demand which any Party desires to serve upon any other regarding this Agreement shall be made in writing and shall be considered as delivered (a) when hand delivered, (b) when delivery is confirmed by pre-paid delivery service (such as FedEx, UPS, DHL or a similar delivery service), (c) if mailed by United States certified mail, postage prepaid, three Business Days after mailing or (d) when sent via email; provided that if sent by email after normal business hours, receipt shall be deemed to be the next Business Day. Notwithstanding the foregoing, if a Party desires to serve upon another a notice of default under this Agreement, the delivery of such notice shall be considered effective under this Section 10.1 only if delivered by any method set forth in the foregoing clauses (a) through (b). Any notice shall be given to the other Party or Parties at the following address(es), or to such other address as any Party shall designate by written notice to the others:

Producer:	Oasis Petroleum Permian LLC
1001 Fannin, Suite 1500
Houston, Texas 77002
Attn: Ryan McGuigan
Phone: (281) 404-965
Email: rmcguigan@oasispetroleum.com

Gatherer:	Panther DevCo LLC
1001 Fannin, Suite 1500
Houston, Texas 77002
Attn: Richard Robuck
Phone: (281) 404-9602
Email: rrobuck@oasispetroleum.com

ARTICLE 11
INVOICES AND PAYMENTS
Section 11.1 Statements and Invoices. Not later than the 20th Business Day following the end of each Month, Gatherer shall provide Producer with a detailed statement in the form set forth on Exhibit E setting forth the quantity of Saltwater received by Gatherer at the Receipt Points in such Month, the Gathering Fee and the Disposal Fee with respect to such Month, together with measurement summaries and all relevant supporting documentation, to the extent available on such 20th Business Day (with Gatherer being obligated to deliver any such supporting documentation that is not available on such 20th Business Day as soon as it becomes available). Producer shall make payment to Gatherer by the later of: (a) the last Business Day of the Month in which such invoice is received or (b) 30 Days after receipt of the invoice. Such payment shall be made by wire transfer pursuant to wire transfer instructions delivered by Gatherer to Producer in writing from time to time or other means as mutually agreeable by the Parties. If any overcharge or undercharge in any form whatsoever shall at any time be found and the invoice therefor has been paid, Gatherer shall refund any amount of overcharge, and Producer shall pay any amount of undercharge, within 30 Days after final determination thereof; provided, however, that no retroactive adjustment will be made beyond a period of 24 Months from the date of a statement hereunder.
Section 11.2 Right to Suspend on Failure to Pay. If any undisputed amount due hereunder remains unpaid for 60 Days after the due date, Gatherer shall have the right to suspend or discontinue the Services hereunder until any such past due amount is paid.
Section 11.3 Audit Rights. Either Producer or Gatherer, on not less than 30 Days prior written notice to the other, shall have the right, at its expense, at reasonable times during normal business hours, but in no event more than twice in any period of 12 consecutive Months, to audit the books and records of the other to the extent necessary to verify the accuracy of any statement, allocation, measurement, computation, charge, payment made under, or obligation or right pursuant to this Agreement. The scope of any audit shall be limited to transactions affecting Saltwater tendered by Producer hereunder or the Services performed hereunder and shall be limited to the 24 Month period immediately prior to the Month in which the notice requesting an audit was given. All statements, allocations, measurements, computations, charges or payments made in any period prior to the 24 Month period immediately prior to the Month in which the audit is requested shall be conclusively deemed true and correct and shall be final for all purposes.
Section 11.4 Payment Disputes. In the event of any dispute with respect to any payment hereunder, Producer shall make timely payment of all undisputed amounts, and Gatherer and Producer will use good faith efforts to resolve the disputed amounts within 60 Days following the original due date. Any amounts subsequently resolved shall be due and payable within ten Days of such resolution.
Section 11.5 Interest on Late Payments. In the event that Producer shall fail to make timely payment of any sums, except those contested in good faith or those in a good faith dispute, when due under this Agreement, interest will accrue from the date payment is due until the date payment is made at an annual rate equal to the lesser of (a) ten percent or (b) the maximum percentage permitted by Applicable Law.
Section 11.6 Excused Performance. Gatherer will not be required to perform or continue to perform services hereunder, and Producer shall not be obligated to deliver Dedicated Saltwater to the Gathering System in the event:
(a)the other Party has voluntarily filed for bankruptcy protection under any chapter of the United States Bankruptcy Code;
(b)the other Party is the subject of an involuntary petition of bankruptcy under any chapter of the United States Bankruptcy Code, and such involuntary petition has not been settled or otherwise dismissed within 90 Days of such filing; or
(c)the other Party otherwise becomes insolvent, whether by an inability to meet its debts as they come due in the ordinary course of business or because its liabilities exceed its assets on a balance sheet test; and/or however such insolvency may otherwise be evidenced.
ARTICLE 12
FORCE MAJEURE
Section 12.1 Suspension of Obligations. In the event a Party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, other than the obligation to make payments then or thereafter due hereunder, and such Party promptly gives notice and reasonably full particulars of such Force Majeure in writing to the other Parties promptly after the occurrence of the cause relied on, then the obligations of the Party giving such notice, so far as and to the extent that they are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall so far as reasonably possible be remedied with all reasonable dispatch by the Party claiming Force Majeure.
Section 12.2 Definition of Force Majeur. The term “Force Majeure” as used in this Agreement shall mean any cause or causes not reasonably within the control of the Party claiming relief and which, by the exercise of reasonable diligence, such Party is unable to prevent or overcome, including acts of God; strikes, lockouts or other industrial disturbances; acts of the public enemy, acts of terror, sabotage, wars, blockades, military action, insurrections or riots; epidemics; landslides, subsidence, lightning, earthquakes, fires, storms or storm warnings; crevasses, floods or washouts; civil disturbances; explosions, breakage or accident to wells, machinery, equipment or lines of pipe; the necessity for testing or making repairs or alterations to wells, machinery, equipment or lines of pipe; freezing of wells, equipment or lines of pipe; inability of any Party hereto to obtain, after the exercise of reasonable diligence, necessary materials, supplies, rights of way or Permits; or any action or restraint by any Governmental Authority (so long as the Party claiming relief has not applied for or assisted in the application for, and has opposed where and to the extent reasonable, such action or restraint, and as long as such action or restraint is not the result of a failure by the claiming Party to comply with Applicable Law).
Section 12.3 Settlement of Strikes and Lockouts. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the Party affected thereby, and that the above requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party when such course is inadvisable in the sole discretion of the Party affected thereby.
Section 12.4 Payments for Services Performed. Notwithstanding the foregoing, it is specifically understood and agreed by the Parties that an event of Force Majeure will in no way affect or terminate Producer’s obligation to make payment for the Services performed prior to such event of Force Majeure.
ARTICLE 13
INDEMNIFICATION
Section 13.1 Gatherer. Subject to the terms of this Agreement, including Article 14 and Section 16.8, Gatherer shall release, indemnify, defend and hold harmless Producer and its Affiliates, directors, officers, employees, agents, consultants, representatives and invitees from and against all claims and losses arising out of or relating to (a) the operations of Gatherer or (b) any breach of this Agreement by Gatherer.
Section 13.2 Producer. Subject to the terms of this Agreement, including Article 14 and Section 16.8, Producer shall release, indemnify, defend and hold harmless Gatherer and its Affiliates, directors, officers, employees, agents, consultants, representatives and invitees from and against all claims and losses arising out of or relating to (a) the operations of Producer or (b) any breach of this Agreement by Producer.
ARTICLE 14
CUSTODY AND TITLE
Section 14.1 Custody. As between the Parties, (a) Producer shall be in custody, control and possession of Saltwater hereunder until such Saltwater is delivered to the Receipt Points, and (b) Gatherer shall be in custody, control and possession of Saltwater after it is delivered to Gatherer at the Receipt Points. The Party having custody and control of Saltwater under the terms of this Agreement shall be responsible for, and shall defend, indemnify, release and hold the other Parties and their respective Affiliates, and its and their directors, officers, employees, agents, consultants, representatives, invitees and contractors harmless from and against, all claims and losses of whatever kind and nature for anything that may happen or arise with respect to such Saltwater when such Saltwater is in its custody and control, including claims and losses resulting from any negligent acts or omissions of any indemnified party, but excluding any claims and losses to the extent caused by or arising out of the negligence, gross negligence or willful misconduct of the party claiming indemnity.
Section 14.2 Producer Warranty. Producer represents and warrants that it owns, or has the right to deliver to the Gathering System, all Saltwater delivered under this Agreement. If the title to Saltwater delivered by Producer hereunder is disputed or is involved in any legal action, Gatherer shall have the right to cease receiving such Saltwater to the extent of the interest disputed or involved in legal action, during the pendency of the action or until title is freed from the dispute, or until Producer furnishes, or causes to be furnished, defense and indemnification to hold Gatherer harmless from all claims arising out of the dispute or action, with surety acceptable to Gatherer. Producer shall release, indemnify, defend and hold Gatherer harmless from and against all claims and losses arising out of or related to any liens, encumbrances or adverse claims on any of Producer’s Saltwater delivered to the Receipt Points.
Section 14.3 Title. Title to and risk of loss attributable to Saltwater received by Gatherer under this Agreement, including all constituents, contaminants and skim oil thereof, shall transfer from Producer to Gatherer at each applicable Receipt Point.
ARTICLE 15
TAXES
Section 15.1 Taxes. Producer shall pay or cause to be paid and agrees to hold Gatherer harmless as to the payment of all excise, gross production, severance, sales, occupation and all other Taxes, charges or impositions of every kind and character required by statute or by order of Governmental Authorities and levied against or with respect to any Saltwater delivered by Producer under this Agreement. Gatherer shall not become liable for such Taxes, unless designated to remit those Taxes on behalf of Producer by any duly constituted jurisdictional agency having authority to impose such obligations on Gatherer, in which event the amount of such Taxes remitted on Producer’s behalf shall be (a) reimbursed by Producer upon receipt of invoice, with corresponding documentation from Gatherer setting forth such payments, or (b) deducted from amounts otherwise due to Gatherer under this Agreement. Gatherer shall pay or cause to be paid all Taxes, charges and assessments of every kind and character required by statute or by order of Governmental Authorities with respect to the Gathering System or provision of the Services. No Party shall be responsible nor liable for any Taxes or other statutory charges levied or assessed against the facilities of any other Party, including ad valorem tax (however assessed), used for the purpose of carrying out the provisions of this Agreement or against the net worth or capital stock of such Party.
ARTICLE 16
MISCELLANEOUS

Section 16.1 Rights. The failure of any Party to exercise any right granted hereunder shall not impair nor be deemed a waiver of that Party’s privilege of exercising that right at any subsequent time or times.
Section 16.2 Applicable Laws. This Agreement is subject to all valid present and future laws, regulations, rules and orders of Governmental Authorities now or hereafter having jurisdiction over the Parties, this Agreement, or the services performed or the facilities utilized under this Agreement.
Section 16.3 Governing Law; Jurisdiction; Waiver of Jury Trial.
(a)This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Texas, without regard to choice of law principles that would result in the application of the laws of a different jurisdiction.
(b)The Parties agree that the appropriate, exclusive and convenient forum for any disputes between the Parties arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in Harris County, Texas, and each of the Parties irrevocably submits to the jurisdiction of such courts solely in respect of any proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts.
(c)EACH PARTY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.
Section 16.4 Successors and Assigns.
(a)This Agreement shall extend to and inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Except as set forth in Section 16.4(b), no Party shall have the right to assign its respective rights and obligations in whole or in part under this Agreement without the prior written consent of the other Parties (such consent shall not be unreasonably withheld, conditioned or delayed) and any assignment or attempted assignment made otherwise than in accordance with this Section 16.4 shall be null and void ab initio.
(b)Notwithstanding Section 16.4(a):
(i) Gatherer shall have the right to assign its rights under this Agreement, in whole or in part, as applicable, without the consent of Producer, if such assignment is made to any Person to which the Disposal System or any part thereof has been or will be Transferred that assumes in writing all of Gatherer’s obligations hereunder (if applicable, to the extent that part of the Disposal System being Transferred to such Person) and is an Affiliate of Gatherer;

(ii) Gatherer shall have the right to grant a security interest in this Agreement to a lender or other debt provider (or trustee or agent on behalf of such lender) of Gatherer; and
(iii) Producer shall have the right to assign its rights under this Agreement, in whole or in part, as applicable, without the consent of Gatherer, to any Person to which Producer sells, assigns or otherwise Transfers all or any portion of the Dedicated Properties and who assumes in writing all of Producer’s obligations hereunder (if applicable, to the extent of the Dedicated Properties being Transferred to such Person) and Producer shall be released from its obligations under this Agreement to the extent of such assignment.
(c)If this Agreement is assigned (in whole or in part) by Gatherer to any Person that is not an Affiliate of MLP, or if there is a change of Control of MLP or Gatherer such that an Affiliate of Oasis no longer Controls MLP or Gatherer (as applicable), then Producer can seek to renegotiate the terms and conditions of this Agreement with Gatherer. If the Parties are unable to agree on mutually agreeable amendments (if any) to this Agreement, then Producer shall have the right to terminate this Agreement, effective upon the assignment or change of Control, as applicable.
(d)In the event that Producer terminates this Agreement pursuant to Section 16.4(c), then (i) Producer shall have the right, exercisable upon delivering written notice to Gatherer within sixty (60) days following the assignment or change of Control described in Section 16.4(c), to purchase the Disposal System from Gatherer (or its applicable Affiliate), in which case Gatherer shall sell the Disposal System and/or cause its Affiliates to sell the Disposal System, for an amount equal to the Disposal System Purchase Price (defined below) with the purchase and transfer to be effective on the same date as the effective date of termination of this Agreement pursuant to Section 16.4(c) and (ii) Gatherer shall have the right, exercisable upon delivering written notice to Producer within sixty (60) days following the assignment or change of Control described in Section 16.4(c), to sell the Disposal System to Producer (or its applicable designee), in which case Producer shall purchase the Disposal System and/or cause its applicable designee to purchase the Disposal System, for an amount equal to the Disposal System Purchase Price (defined below) with the purchase and transfer to be effective on the same date as the effective date of termination of this Agreement pursuant to Section 16.4(c). Notwithstanding anything contained herein to the contrary, the rights of the Parties described in this Section 16.4(d) to elect to purchase or sell, as applicable, the Disposal System shall expire and have no further force and effect after November 1, 2021.

(e)If Producer exercises its right to purchase the Disposal System set forth in Section 16.4(d) or Gatherer exercises its right to sell the Disposal System set forth in Section 16.4(d), then the Parties (or their respective Affiliate(s) or designee, as applicable) shall execute a bill of sale or other similar agreement(s) or document(s) necessary to transfer all of Gatherer’s (or its applicable Affiliate’s) right, title and interest in and to the Disposal System to Producer (or its applicable designee) on an “AS IS, WHERE IS” basis, with all faults and defects, and without any warranties, whether express or implied, including any warranties of fitness for use or merchantability. In addition to the foregoing, the Parties agree to do, execute, acknowledge and deliver (or cause to be done, executed, acknowledged and delivered) all such further acts, deeds, assignments, transfers, conveyances and assurances as may be reasonably required by either Producer or Gatherer (or its or their respective Affiliate(s) or designee, as applicable) to assign, transfer, convey, assure and confirm unto and vest in Producer (or its applicable designee) all right, title and interest in the Disposal System. The assignment of the Disposal System pursuant to this Section 16.4(e) shall also include (i) any contracts or other agreements entered into or otherwise held in the name of Gatherer (whether or not entered into before or after the Effective Date) covering services on the Disposal System or otherwise related to the Disposal System and (ii) any rights-of-way and easements necessary to operate and maintain the Disposal System.
(f)“Disposal System Purchase Price” shall mean all documented, out-of-pocket costs and expenses incurred by Gatherer and its Affiliates in connection with or otherwise related to the design, installation and construction of the Disposal System (including costs and expenses incurred prior to the Effective Date, and including any expansions to the Disposal System). The Disposal System Purchase Price shall include (i) actual costs of materials used, including fabrication charges, freight and taxes, (ii) documented, out-of-pocket expenses paid by Gatherer (or its applicable Affiliate) to its engaged contractors and subcontractors to perform work related to the design, installation and construction of the Disposal System and (iii) the documented, out-of-pocket costs to obtain and maintain all rights-of-way and easements necessary to operate and maintain the Disposal System.
Section 16.5 Severability. If any provision of this Agreement is determined to be void or unenforceable, in whole or in part, then (a) such provision shall be deemed inoperative to the extent it is deemed void or unenforceable, (b) the Parties agree to enter into such amendments to this Agreement in order to give effect, to the greatest extent legally possible, to the provision that is determined to be void or unenforceable and (c) the other provisions of this Agreement in all other respects shall remain in full force and effect and binding and enforceable to the maximum extent permitted by law; provided, however, that in the event that a material term under this Agreement is so modified, the Parties will, timely and in good faith, negotiate to revise and amend this Agreement in a manner which preserves, as closely as possible, each Party’s business and economic objectives as expressed by this Agreement prior to such modification.
Section 16.6 Confidentiality.
(a)Confidentiality. Except as otherwise provided in this Section 16.6, each Party agrees that it shall maintain all terms and conditions of this Agreement, and all information disclosed to it by another Party or obtained by it in the performance of this Agreement and relating to another Party’s business (including Development Plans, gathering system plans and all data relating to the production of Producer, including well data, production volumes, volumes gathered, transported and disposed) (collectively, “Confidential Information”) in strictest confidence, and that it shall not cause or permit disclosure of this Agreement or its existence or any provisions contained herein without the express written consent of the disclosing Party.

(b)Permitted Disclosures. Notwithstanding Section 16.6(a) disclosures of any Confidential Information may be made by any Party to the extent necessary for such Party to enforce its rights hereunder against another Party; to the extent to which a Party is required to disclose all or part of this Agreement by a statute or by the order or rule of a Governmental Authority exercising jurisdiction over the subject matter hereof, by order, by regulations or by other compulsory process (including deposition, subpoena, interrogatory or request for production of documents); to the extent required by the applicable regulations of a securities or commodities exchange; to a third person in connection with a proposed sale or other transfer of a Party’s interest in this Agreement (provided such third person agrees in writing to be bound by the terms of this Section 16.6); to its own directors, officers, employees, agents and representatives; to an Affiliate; to financial advisors, attorneys and banks (provided such Persons are subject to a confidentiality undertaking consistent with this Section 16.6(b)) or except for information disclosed pursuant to Article 3, to a royalty, overriding royalty, net profits or similar owner burdening Dedicated Saltwater (provided such royalty, overriding royalty, net profits or similar owner agrees in writing to be bound by the terms of this Section 16.6).
(c)Notification. If a Party is or becomes aware of a fact, obligation or circumstance that has resulted or may result in a disclosure of any of the terms and conditions of this Agreement authorized by Section 16.6(b)(ii) or (iii), it shall so notify in writing the disclosing Party promptly and shall provide documentation or an explanation of such disclosure as soon as it is available.
(d)Party Responsibility. Each Party shall be deemed solely responsible and liable for the actions of its directors, officers, employees, agents, representatives and Affiliates for maintaining the confidentiality commitments of this Section 16.6.
(e)Public Announcements. The Parties agree that prior to making any public announcement or statement with respect to this Agreement or the transaction represented herein permitted under this Section 16.6, the Party desiring to make such public announcement or statement shall provide the other Parties with a copy of the proposed announcement or statement prior to the intended release date of such announcement. The other Parties shall thereafter consult with the Party desiring to make the release, and the Parties shall exercise their reasonable efforts to agree upon the text of a joint public announcement or statement to be made by all Parties or in the case of a statement to be made solely by one Party, obtain approval of the other Parties to the text of a public announcement or statement. Nothing contained in this Section 16.6 shall be construed to require any Party to obtain approval of any other Party to disclose information with respect to this Agreement or the transaction represented herein to any Governmental Authority to the extent required by Applicable Law or necessary to comply with disclosure requirements of the Securities and Exchange Commission, the New York Stock Exchange or any other regulated stock exchange.
(f)Survival. The provisions of this Section 16.6 shall survive any expiration or termination of this Agreement for a period of one year.
Section 16.7 Entire Agreement, Amendments and Waiver. The exhibits to this Agreement are hereby incorporated by reference into this Agreement. This Agreement, including all exhibits hereto, integrates the entire understanding between the Parties with respect to the subject matter covered and supersedes all prior understandings, drafts, discussions or statements, whether oral or in writing, expressed or implied, dealing with the same subject matter. This Agreement may not be amended or modified in any manner except by a written document signed by the Parties that expressly amends this Agreement. No waiver by a Party of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless expressly provided. No waiver shall be effective unless made in writing and signed by the Party to be charged with such waiver.
Section 16.8 Limitation of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES SUFFERED BY SUCH PARTY RESULTING FROM OR ARISING OUT OF THIS AGREEMENT OR THE BREACH THEREOF OR UNDER ANY OTHER THEORY OF LIABILITY, WHETHER TORT, NEGLIGENCE, STRICT LIABILITY, BREACH OF CONTRACT, WARRANTY, INDEMNITY OR OTHERWISE, INCLUDING LOSS OF USE, INCREASED COST OF OPERATIONS, LOSS OF PROFIT OR REVENUE, OR BUSINESS INTERRUPTIONS; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATION SHALL NOT APPLY TO ANY DAMAGE CLAIM ASSERTED BY OR AWARDED TO AN UNAFFILIATED THIRD PARTY FOR WHICH A PARTY WOULD OTHERWISE BE LIABLE UNDER ANY INDEMNIFICATION PROVISION SET FORTH HEREIN.
Section 16.9 Headings. The headings and captions in this Agreement have been inserted for convenience of reference only and shall not define or limit any of the terms and provisions hereof.
Section 16.10 Rights and Remedies. Except as otherwise provided in this Agreement, each Party reserves to itself all rights, counterclaims, other remedies and defenses that such Party is or may be entitled to arising from or out of this Agreement or as otherwise provided by law.
Section 16.11 No Partnership
. Nothing contained in this Agreement shall be construed to create an association, trust, partnership or joint venture or impose a trust, fiduciary or partnership duty, obligation or liability on or with regard to any Party.
Section 16.12 Rules of Construction. In construing this Agreement, the following principles shall be followed:
(a)no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement;
(b)examples shall not be construed to limit, expressly or by implication, the matter they illustrate;
(c)the word “includes” and its syntactical variants mean “includes, but is not limited to,” “includes without limitation” and corresponding syntactical variant expressions;

(d)the plural shall be deemed to include the singular and vice versa, as applicable;
(e)references to any Person (including any Governmental Authority) shall include such Person’s successors and permitted assigns;
(f)reference to any agreement, document or instrument shall mean such agreement, document or instrument as amended, replaced, restated or modified and in effect from time to time in accordance with the terms thereof;
(g)references to any Applicable Law (including any statute referenced in this Agreement) means such Applicable Law as amended, modified, codified, replaced or re-enacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and references to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or re-enactment of such section or other provision;
(h)references to any Exhibit, Article, Section or other sub-section shall be references to an Exhibit, Article, Section or other sub-section of this Agreement; and
(i)references to currency shall be references to the lawful money of the United States, unless otherwise indicated, and any payments and transfers of funds shall be made in immediately available funds.
Section 16.13 No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and shall not inure to the benefit of any other Person whomsoever or whatsoever, it being the intention of the Parties that no third Person shall be deemed a third party beneficiary of this Agreement.
Section 16.14 Further Assurances. Each Party shall take such acts and execute and deliver such documents as may be reasonably required to effectuate the purposes of this Agreement.
Section 16.15 Counterpart Execution. This Agreement may be executed in any number of counterparts, each of which shall be considered an original, and all of which shall be considered one and the same instrument. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
Section 16.16 Memorandum of Agreement. Contemporaneously with the execution of this Agreement, the Parties shall execute, acknowledge, deliver and record a “short form” memorandum of this Agreement in the form of Exhibit D attached hereto (as modified, including by the addition of any required property descriptions, required by local law and practice to put such memorandum of record and put third parties on notice of this Agreement), which shall be placed of record in each state and county in which the currently-existing Dedicated Properties are located. The Parties further agree that such memoranda shall be executed and delivered by the Parties from time to time at either Producer’s or

Gatherer’s reasonable request to evidence any additions or additional areas or Interests to, or permanent releases from, the dedication and commitment made by Producer under this Agreement.

[Signature Page(s) Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement to be effective for all purposes on the Effective Date.
OASIS PETROLEUM PERMIAN LLC

By:
Name:  Taylor Reid
Title:  President and Chief Operating Officer

PANTHER DEVCO LLC

By:
Name:  Richard Robuck
Title:  Senior Vice President and Chief Financial Officer

EXHIBIT A
DEDICATED ACREAGE
The outlined area noted in black below shall be the Dedicated Acreage.

Exhibit A - Page 1

EXHIBIT B

GATHERING SYSTEM

Exhibit B - Page 1

EXHIBIT C
FORM OF RIGHT OF WAY AGREEMENT
THIS PIPELINE EASEMENT AGREEMENT (“Agreement”), is made and entered into effective ____________, _______ (“Effective Date”), by and between [_______________________], whose mailing address is [_______________________] (“Grantor”, whether one or more), and [_______________________], whose mailing address is [_______________________] (“Grantee”).

WHEREAS, Grantor is an owner of the surface estate of that certain tract of land described herein and possesses the rights necessary to grant the rights contemplated herein; and

WHEREAS, the Agreement covers property further described as follows in [_______________________] County, [_______________________] (the “Lands”):
Section [__], Block [__], [__] Survey
Further Described in Exhibit “A” attached hereto.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Grantor and Grantee agree as follows:
1.GRANT. FOR AND IN CONSIDERATION of Ten Dollars ($10.00) and other good and valuable consideration in hand paid, the receipt and sufficiency of which are hereby acknowledged, Grantor does hereby GRANT, BARGAIN, TRANSFER, SELL and CONVEY unto Grantee a non-exclusive easement, as more fully described in Exhibit “A,” for the purposes of constructing, installing, operating and maintaining one or more pipelines, during the term of this Agreement (the “Easement”).

2.CONSIDERATION. As additional consideration, Grantee hereby agrees to pay Grantor in accordance with the Rate and Fee Schedule attached to this Agreement as Exhibit “B”.

3.TERM. This Agreement shall remain in force for as long as Grantee utilizes this Agreement (the “Term”).

4.REGULATORY COMPLIANCE. Grantee covenants and agrees to comply with all local, state, or federal laws and regulations, including without limitation the Endangered Species Act and all other environmental laws. Grantee further acknowledges and agrees that it is liable for any violations of environmental laws or any other laws arising out of Grantee’s activities on Grantor’s property, including any violations resulting from activities conducted by Grantee or its contractors, crews, service companies, or transportation companies related to Grantee’s activities on the Easement, and any other company or individual engaged in pursuits resulting from Grantee’s construction, installation, maintenance or other operations on the Easement.

Exhibit C - Page 1

5.ENVIRONMENTAL PROTECTION AND INDEMNIFICATION. By its exercise of its rights hereunder, Grantee will (a) operate in good standing with all local, state, and federal environmental laws and regulations; and (b) take reasonable precautions to prevent unlawful contamination of the soils, ground water, surface water, or natural resources on the Easement or adjacent property. Grantee agrees to obtain any permits, licenses or similar authorizations required by applicable governmental authorities that may be necessary or required for Grantee’s activities on or use of the Easement. In the event of an unlawful release of any kind of any hazardous, dangerous, or toxic substance onto the Easement, Grantee agrees to remove the same (or if removal is prohibited by law, to take whatever action is required by law) upon discovery, at Grantee's sole cost and expense. If Grantee fails to comply with or perform any of the foregoing obligations, Grantor may (without any obligation, express or implied) remove any hazardous, dangerous, or toxic substance from the Easement or other property (or if removal is prohibited by law, take whatever action is required by law), and the reasonable cost of the removal or such other action shall be paid or reimbursed by Grantee to Grantor.

GRANTEE SHALL INDEMNIFY AND RELEASE GRANTOR FROM, AND TO PAY OR REIMBURSE GRANTOR WITH RESPECT TO, ANY AND ALL CLAIMS, DEMANDS, LOSSES, DAMAGES, LIABILITIES, CAUSES OF ACTION, JUDGMENT, PENALTIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS' FEES AND COURT COSTS) OF ANY KIND OR CHARACTER IMPOSED ON OR INCURRED BY GRANTOR IN CONNECTION WITH (a) THE FAILURE OF GRANTEE TO PERFORM ANY OBLIGATION HEREIN REQUIRED TO BE PERFORMED BY GRANTEE REGARDING ENVIRONMENTAL LAWS; (b) ANY VIOLATION OF ENVIRONMENTAL LAWS BY GRANTEE, ITS CONTRACTORS, SUBCONTRACTORS, AGENTS OR EMPLOYEES; AND (c) THE REMOVAL OF HAZARDOUS, DANGEROUS, OR TOXIC SUBSTANCES THAT RESULT FROM THE USE OF THE EASEMENT OR OTHER PROPERTY BY GRANTEE, ITS CONTRACTORS, SUBCONTRACTORS, AGENTS OR EMPLOYEES, FROM THE EASEMENT. NOTHING IN THIS PARAGRAPH OR ELSEWHERE IN THIS AGREEMENT SHALL LIMIT OR IMPAIR ANY RIGHTS OR REMEDIES OF GRANTOR AGAINST GRANTEE OR ANY THIRD PARTY UNDER APPLICABLE ENVIRONMENTAL LAWS, INCLUDING WITHOUT LIMITATION, ANY RIGHTS OF CONTRIBUTION AVAILABLE THEREUNDER.

6.ANTIQUITIES. Grantee shall, at Grantee's cost and expense, comply with the Antiquities Code of Texas (Texas Natural Resources Code, Chapter 191) and all applicable rules promulgated thereunder. Grantee shall have no right, title, or interest in any archaeological articles, objects, artifacts or other cultural resources located on the Lands.

7.SURFACE USE LIMITATIONS. Grantee agrees that there shall be no fishing or hunting on the Easement or any of Grantor's adjacent property by any of Grantee’s officers, agents, employees, invitees, independent contractors, or guests. No firearms, dogs or other animals shall be permitted on the Easement.

8.MAINTENANCE. Grantee shall have the right from time to time to maintain the Easement by removing, mowing or cutting any brush that might endanger or interfere with the Grantee’s rights under this Agreement. Grantee shall at all times maintain the Easement and any improvements thereon in a good state of repair and shall promptly repair any damages to the Easement and any improvements thereon occasioned by or resulting from Grantee’s operations.

Exhibit C – Page 2

9.LIABILITY FOR DAMAGES. Grantor shall not be liable or responsible for any claims or damages of any kind for injury to or death of any person or persons or for damages to or loss of property to the extent caused by Grantee or its agents, employees, independent contractors, guests, or invitees. Grantee shall be liable for any and all damages to the personal property and real property of Grantor caused by Grantee or its agents, employees, independent contractors, guests, or invitees; provided, however, that Grantee shall not be liable to Grantor for any damages resulting from Grantee’s exercise of the rights granted to it hereunder. In the event of damages not contemplated hereunder or in any subsequent agreement or payment between Grantor and Grantee, Grantee shall, at Grantee’s sole cost and expense and within sixty (60) days after written notification of such damages, restore to the extent reasonably practicable the Easement or other real or personal property of Grantor to the original condition existing prior to the damage.

10.INDEMNIFICATION. GRANTEE SHALL DEFEND, FULLY INDEMNIFY, HOLD HARMLESS, AND REIMBURSE FOR RELATED COSTS AND EXPENSES, GRANTOR AND ITS HEIRS, SUCCESSORS AND ASSIGNS, FROM AND AGAINST ANY AND ALL LIABILITIES, DAMAGES, CLAIMS, DEMANDS, EXPENSES AND CAUSES OF ACTION OF WHATEVER NATURE OF ANY PERSON OR PERSONS CAUSED BY GRANTEE'S ACTIVITIES ON THE EASEMENT. IN ANY SUIT OR ACTION FOR DAMAGES ARISING FROM GRANTEE'S ACTIVITIES, IN WHICH ACTION GRANTOR IS INCLUDED AND MADE A DEFENDANT, GRANTEE AGREES TO PAY ALL COSTS (INCLUDING GRANTOR’S COSTS) AND EXPENSES OF DEFENDING THE SAME, INCLUDING WITHOUT LIMITATION THE PAYMENT OF ALL REASONABLE ATTORNEY'S FEES, COSTS OF SUIT, AND ANY JUDGMENT THAT MAY BE OBTAINED AGAINST GRANTOR, AND GRANTEE SHALL HAVE FULL CONTROL OF THE DEFENSE. THE FOREGOING INDEMNIFICATION SHALL NOT APPLY IN THE EVENT OF LIABILITIES, DAMAGES, CLAIMS, DEMANDS, EXPENSES AND CAUSES OF ACTION BROUGHT AS A RESULT OF THE NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF GRANTOR.

11.TERMINATION. If Grantee gives written notice that it intends to abandon the Easement or fails to comply with the terms and conditions of this Agreement and such default is not cured within sixty (60) days after receipt of written notice of default from Grantor, then, at Grantor’s option, this Agreement shall terminate and be of no further force and effect and the rights granted herein shall absolutely revert to and immediately revest in Grantor. Grantee shall in such event execute and deliver to Grantor a proper release, duly executed and acknowledged. Such termination and release will not relieve Grantee of its duties to restore the Easement and other property as described below. Notwithstanding the foregoing in this Section 11 to the contrary, this agreement shall not terminate if such alleged breach or default is being disputed by Grantee in good faith, in which case this Agreement shall not terminate until the parties have resolved such good faith dispute.

12.RESTORATION. At Grantor’s request, Grantee shall restore the Easement as soon as reasonably practicable after this Agreement terminates if it is determined that damages occur. Restoration shall be made as near as reasonably practicable to the condition when Grantee first entered onto the Easement.

13.MINERAL RESERVATIONS. Grantor expressly reserves and retains for itself, its heirs, successors and assigns, all oil, gas and other minerals in, on and under the Easement.

Exhibit C – Page 3

14.RIGHTS OF OTHERS AFFECTING THE EASEMENT. This Agreement is subject to any and all existing easements, rights-of-way, leases (including oil, gas and mineral leases), and any other third-party rights affecting the Easement or any part thereof, and all other presently-recorded matters that may affect the Easement or any part thereof, in each case, to the extent each is properly publicly recorded in the applicable county records as of the execution date hereof. Grantor reserves the right to grant future easements, leases rights-of-way, or other rights covering the Easement or any part thereof to the extent the same do not unduly or unreasonably interfere with Grantee’s rights hereunder. Grantor further reserves the right to use and enjoy the Easement insofar as the exercise thereof does not unduly or unreasonably interfere with Grantee’s use of the Easement.

15.NON-EXCLUSIVE EASEMENT. It is understood and agreed by Grantor and Grantee that the rights granted herein are not exclusive to Grantee, and notwithstanding anything herein to the contrary, maintenance and restoration obligations related to the Easement (“Common Obligations”) are shared amongst current and future holders of rights to the Easement. Grantor and Grantee shall make reasonable efforts to proportionately allocate and collect costs associated with Common Obligations among the various past, present and future right holders to the Easement.

16.ENTIRE AGREEMENT. This Agreement, together with any subsequent agreements and payments made in connection with this Agreement, constitutes the entire agreement between the parties and supersedes any and all other written or oral agreements or understandings concerning the subject matter hereof. No modification or amendment of the terms and provisions of this Agreement shall be effective unless in writing and signed by all of the parties hereto.

17.SEVERABILITY. If any one or more of the provisions of this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, then such invalidity, illegality or unenforceability will not affect any other provision.

18.HEADINGS. The headings contained in this Agreement are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

19.GOVERNING LAW. This Agreement shall be governed by the laws of the State of Texas.

20.PROPORTIONATE REDUCTION. In the case that Grantor owns less than the entire, undivided surface estate, then the consideration and additional consideration shall be paid to Grantor only in the proportion that such interest bears to the whole and undivided estate. Grantor shall reimburse any amounts paid to Grantor for the portion of the undivided surface estate not owned by Grantor.

21.COUNTERPARTS. This Agreement may be executed in several counterparts, and each such counterpart shall be deemed an original for all purposes, with the same effect as if all parties had executed one instrument. Executed signature pages from different originals of this instrument may be combined to form a single original instrument for evidentiary purposes.

Exhibit C – Page 4

TO HAVE AND TO HOLD unto Grantee, its successors, assigns and affiliates, and its and their agents, representatives, contractor’s, officers, directors and employees, for the uses and purposes, and subject to the covenants, conditions and stipulations hereinabove set forth.

[Signature Page Follows]

Exhibit C – Page 5

IN WITNESS WHEREOF this Agreement has been executed on the acknowledgment date of each party's signature but effective as of the Effective Date.
Grantor:
[_______________________]

By:______________________________
Name:____________________________
Title:_____________________________

Grantee:
[_______________________]

By:______________________________
Name:____________________________
Title:_____________________________

STATE OF ____________________ §
            §
COUNTY OF __________________ §

        On this _______ day of _______________, in the year ______, before me personally appeared ___________________________________________________, known to me to be the persons who is described in and who executed the within and foregoing instrument, and acknowledged to me that he executed the same.

(Seal)
            Notary Public
Printed Name
            Commission Expires

STATE OF ____________________ §
            §
COUNTY OF __________________ §

        On this _______ day of _______________, in the year ______, before me personally appeared ___________________________________________________, known to me to be the persons who is described in and who executed the within and foregoing instrument, and acknowledged to me that he executed the same.

(Seal)
            Notary Public
Printed Name
            Commission Expires
Exhibit C – Page 6

Exhibit “A”
The Lands
To that certain Pipeline Easement Agreement
Dated [_______]

Exhibit “B”
Rate and Fee Schedule
To that certain Pipeline Easement Agreement
Dated [_______]

Lessee agrees to pay surface damages to the Grantor and Grantor agrees to accept payment as follows for the specific operations stated below:

Pipeline: A one-time pay of $______ per rod.

Exhibit C – Page 7

EXHIBIT D
FORM OF MEMORANDUM OF AGREEMENT

MEMORANDUM OF AGREEMENT
This MEMORANDUM OF PRODUCED WATER GATHERING AND DISPOSAL AGREEMENT (this “Memorandum”) is entered into effective November 1, 2019 (the “Effective Date”), by and between OASIS PETROLEUM PERMIAN LLC (“Producer”), with an address of 1001 Fannin, Suite 1500 Houston TX 77002, and PANTHER DEVCO LLC (“Gatherer”), with an address of 1001 Fannin, Suite 1500 Houston TX 77002.
WHEREAS, Producer and Gatherer entered into that certain Produced Water Gathering and Disposal Agreement effective November 1, 2019 (the “Agreement”), pursuant to which Gatherer will provide certain gathering, disposal and other services as therein set forth;
WHEREAS, any capitalized term used, but not defined, in this Memorandum shall have the meaning ascribed to such term in the Agreement; and
WHEREAS, the Parties desire to file this Memorandum of record in the real property records of Loving, Winkler, and Ward Counties, Texas, described on Attachment 1 hereto (the “Dedicated Acreage”), to give notice of the existence of the Agreement and certain provisions contained therein;
NOW THEREFORE, FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.Notice. Notice is hereby given of the existence of the Agreement and all of its terms, covenants and conditions to the same extent as if the Agreement was fully set forth herein. Certain provisions of the Agreement are summarized in Sections 2 through 3 below.
2.Dedication. Subject to the exceptions, exclusions and reservations set forth in the Agreement and the other terms and conditions of the Agreement, Producer has exclusively dedicated the Dedicated Properties to Gatherer for the performance of the Services under the Agreement and commits to deliver to Gatherer, as and when produced, all Dedicated Saltwater into the Disposal System for the performance of the Services under the Agreement.
Exhibit D – Page 1

3.Covenant Running with the Land. Subject to the exceptions, exclusions and reservations set forth in the Agreement and the other terms and conditions of the Agreement, the Parties intend that the dedication and commitment made by Producer under the Agreement be a covenant running with (a) the Dedicated Properties, as a burden on Producer’s title thereto and binding on successors-in-interest in and to the Dedicated Properties, and (b) the Disposal System, as a benefit accruing to Gatherer’s title thereto and inuring to the benefit of successors-in-interest to the Disposal System. Producer shall not Transfer any or all of its interest in any Dedicated Property unless (i) Producer obtains and delivers to Gatherer a written acknowledgment by the Transferee in favor of Gatherer acknowledging that the Transferred Dedicated Property shall remain subject to the Agreement in all respects and (ii) each instrument of conveyance expressly so states.
4.No Amendment to Agreement. This Memorandum is executed and recorded solely for the purpose of giving notice and shall not amend or modify the Agreement in any way.

[Signature Page(s) Follows]

Exhibit D – Page 2

IN WITNESS WHEREOF, this Memorandum has been signed by or on behalf of each of the Parties as of the Effective Date.
OASIS PETROLEUM PERMIAN LLC
By:
Name:
Title:

PANTHER DEVCO LLC
By:
Name:
Title:

Exhibit D – Page 3

ACKNOWLEDGEMENTS
STATE OF [__________]   §
             §
COUNTY OF [__________]   §
             §
The foregoing instrument was acknowledged before me on the      day of            , 2019, by [                                        ], [                                        ] of Oasis Petroleum Permian LLC, a Delaware limited liability company, on behalf of said entity.

Notary Public in and for

Printed or Typed Name of Notary

STATE OF [__________]   §
             §
COUNTY OF [__________]   §
             §
The foregoing instrument was acknowledged before me on the      day of            , 2019, by [                                        ], [                                        ] of Panther Devco LLC, a Delaware limited liability company, on behalf of said entity.

Notary Public in and for

Printed or Typed Name of Notary

Exhibit D – Page 4

Attachment 1

DEDICATED ACREAGE

[Description to be included.]

Exhibit D - Page 5

EXHIBIT E
FORM OF MONTHLY STATEMENT

OASIS MIDSTREAM PARTNERS
Contact: [***]	Invoice Number:
Phone: [***]	Invoice Date:
Email: [***]	Service Date:

PRODUCED WATER INVOICE
        Producer: OASIS PETROLEUM PERMIAN LLC
           1001 FANNIN, SUITE 1500
           HOUSTON, TX 77002

Area	Service Date	Description	Volumes (BoW)	Rate	Total
Permian		Gathering Fee	[***]	[***]	[***]
Disposal Fee:
		Produced Water	[***]	[***]	[***]
		Other Third Party Disposal	[***]	[***]	[***]
				Total	[***]

* Disposal Fee includes trucked volumes.

        Exhibit E – Page 1

EXHIBIT F
EXCLUDED WELLS AND CONFLICTING DEDICATIONS

EXCLUDED WELLS:

Exhibit F – Page 1

CONFLICTING DEDICATIONS:

Exhibit F – Page 2

EXHIBIT G
FEES
a.Producer shall pay Gatherer each Month the following Fees for the volumes of Saltwater received by Gatherer at the Receipt Points:
(i) subject to Section 6.4, a gathering fee of $[***] per Barrel (as such fee may be increased in accordance with clause (b) of this Exhibit G, the “Gathering Fee”); and
(ii) subject to Section 3.1(i), a disposal fee of $[***] per Barrel (as such fee may be increased in accordance with clause (b) of this Exhibit G, the “Disposal Fee”); provided, that, to the extent Gatherer contracts with any third party to perform any of the Saltwater disposal services contemplated by Section 3.1, or any recycle, reuse, or reinjection services in lieu of the disposal services contemplated by Section 3.1 and , in either case, the aggregate amount of the charges and fees payable to such third party for such Saltwater (averaged on a per Barrel basis) (x) is less than the Disposal Fee, then the amount of such difference shall be credited against the Disposal Fee applicable to such Saltwater and (y) is greater than the Disposal Fee, the amount of such difference shall be borne solely by Gatherer, except to the extent (i) Producer agrees in writing to pay all or any portion of such difference or (ii) the third party agreement existed prior to the Effective Date in which case Producer agrees to pay all or any portion of such difference.
b.The Fees shall escalate at a fixed annual percentage of [***]% beginning on the January 1st falling immediately after [***] and thereafter on the first Day of each succeeding Contract Year.
c.All other third party throughput fees or charges levied against the Saltwater received hereunder including any University Lands or private landowner fees charged to such Saltwater shall be the responsibility of Producer. Any third party royalty or other fee required to be paid by Gatherer in connection with the Saltwater received hereunder shall be passed through to Producer and Producer shall promptly reimburse Gatherer for such third party fees. Notwithstanding the foregoing, any disposal fee charged by a third party shall be paid in accordance with Section 6.6(a) and Section (a)(ii) above.

Exhibit G – Page 1